Exhibit 99.1

Zogenix Reports First Quarter 2011 Financial Results

Confirms 2011 Financial Guidance

Conference Call and Web cast Today, May 16th, at 4:30 p.m. ET

SUMAVEL® DosePro® U.S. Highlights

•	First quarter 2011 U.S. net product revenue of $7.5 million, up 10% over the fourth quarter 2010
•	Presented positive Phase 4 results at American Academy of Neurology Annual Meeting demonstrating greater overall satisfaction with SUMAVEL DosePro when treating migraine attacks
•	Extended patent protection through July 2026
•	Received Drug Delivery Partnerships Industry Achievement Award
•	Launched direct-to-patient marketing initiative with WebMD in May

Upcoming Milestones

•	Top line efficacy results from ZX002 Phase 3 clinical trials expected in the third quarter 2011
•	Presenting SUMAVEL DosePro patient satisfaction and efficacy data at the Annual Scientific Meeting of the American Headache Society and International Headache Society Congress Meeting in June 2011
•	Presenting DosePro Needle-Free Drug Delivery System at American Association of Pharmaceutical Scientists National Biotechnology Conference in June 2011

SAN DIEGO, Calif., May 16, 2011 — Zogenix, Inc. (NASDAQ: ZGNX), a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain, today reported financial results for the first quarter ended March 31, 2011.

Zogenix launched SUMAVEL DosePro (sumatriptan injection) Needle-free Delivery System in the United States in January 2010 for the acute treatment of migraine and cluster headache with its co-promotion partner Astellas Pharma US, Inc. SUMAVEL DosePro offers fast-acting, easy-to-use, needle-free subcutaneous administration of sumatriptan in a pre-filled, single-use delivery system. The combination of these unique product attributes allows physicians to prescribe SUMAVEL DosePro to address important unmet needs of many migraine sufferers.

SUMAVEL DosePro First Quarter 2011 Metrics

•	Approximately 50,000 SUMAVEL DosePro prescriptions filled from launch through March 31, 2011, representing nearly 350,000 units*
•	Refill rate for SUMAVEL DosePro was 34% for the first quarter 2011
•	34% of patients are using SUMAVEL DosePro as part of dual-therapy treatment program

Roger Hawley, chief executive officer of Zogenix, stated, “Our first quarter results demonstrate a continued increase in the adoption of SUMAVEL DosePro in the U.S.

migraine market. We saw strong prescription volume, particularly toward the end of the quarter, and are on track to meet our full year revenue guidance. As noted on our last earnings call, we believe severe winter weather was responsible for a temporary reduction in prescriptions during the early weeks of the first quarter. We remain focused on educating physicians and patients on the benefits of SUMAVEL DosePro and expect to continue to gain traction in the marketplace as patients benefit from having a fast onset, needle-free injectable triptan therapy as part of their migraine treatment options.”

In April 2011, Phase 4 results on SUMAVEL DosePro were presented at the annual meeting of the American Academy of Neurology. The results showed that patients had greater overall satisfaction in treating their migraine attacks with subcutaneous sumatriptan delivered by SUMAVEL DosePro than with their current triptan therapy, which predominantly consisted of oral dosage forms. The efficacy and safety findings from this 200-plus patient study were consistent with previous clinical results and demonstrated the strong symptom relief that migraine patients can achieve with SUMAVEL DosePro. Specifically, the data showed that in one-third of migraine episodes, pain relief was achieved in 15 minutes, 70% within 30 minutes, and 85% to 86% having pain relief at one and two hours. Pain freedom, which is an important result for migraine patients, was achieved in 61% of episodes within two hours. Sustained pain relief, where the response was maintained from 1 through 24 hours without a second dose of SUMAVEL DosePro or rescue medication, was observed in 66% of migraine attacks.

Stephen J. Farr, Ph.D., president and chief operating officer of Zogenix, said, “We believe the Phase 4 clinical study results confirm SUMAVEL DosePro as an attractive addition to the therapeutic toolbox for patients treating migraines of moderate to severe intensity.”

ZX002 (Hydrocodone) Clinical Update

As previously reported, Zogenix has completed patient enrollment in two Phase 3 clinical trials of ZX002 and remains on track to announce top line results from the clinical trials in the third quarter 2011. The Company expects to submit a New Drug Application (NDA) with the United States Food and Drug Administration (FDA) by early 2012 for the treatment of moderate to severe chronic pain in patients requiring round-the-clock opioid therapy for an extended period of time. If approved, ZX002 has the potential to be the first oral controlled-release version of hydrocodone and also the first hydrocodone product that is not combined with another analgesic. This novel formulation has the potential to address safety concerns outlined by the FDA regarding the use of certain combination prescription pain products that contain acetaminophen, which can cause liver toxicity at high doses over time. In January 2011, the FDA announced that manufacturers of certain prescription pain products containing acetaminophen will be required to reformulate or discontinue making these products within three years.

First Quarter 2011 Financial Results

Total revenue for the first quarter 2011, which consists of net product revenue and contract revenue, was $9.0 million, up 270% from $2.4 million in the first quarter of 2010. Net product revenue on sales of SUMAVEL DosePro for the first quarter 2011 was $7.5 million, up 293% from $1.9 million in the first quarter 2010, when the product was initially launched in mid-January, and up 10% from $6.8 million in the fourth quarter 2010, exclusive of $422,000 in sales to Desitin for the European launch. Contract revenue for the first quarter 2011 was $1.6 million, reflecting the amortization of license and milestone payments received from Astellas.

Cost of sales for the first quarter 2011 was $4.9 million, compared to $2.1 million in the first quarter 2010. Product gross margin was 35% in the first quarter 2011, compared to -10% in the first quarter 2010. The increase in gross margin in the quarter compared to the first quarter 2010 reflects the impact of higher net product revenues and improved production performance since the Company’s initial manufacturing runs.

Ann Rhoads, chief financial officer of Zogenix, commented, “During the first quarter, we reduced manufacturing volume in order to closely manage our inventory levels. The decrease in production levels for the quarter resulted in an excess capacity charge which lowered gross margin for the first quarter. We anticipate margin improvement throughout the year, as volume increases. We expect to finish the year with gross margins in the range of 50% to 60%, consistent with our previous guidance.”

Royalty expense for the first quarter 2011 was $297,000, compared to $71,000 in the first quarter 2010, reflecting the impact of increased net product revenues.

Research and development expenses for the first quarter 2011 were $8.5 million, up 130% from $3.7 million in the first quarter 2010. The increase in research and development expenses primarily reflects the costs associated with the Company’s two concurrent, fully enrolled and ongoing Phase 3 clinical trials for ZX002.

Selling, general and administrative expenses for the first quarter 2011 were $12.9 million, down 1% from $13.1 million in the first quarter 2010. Marketing expenses were higher in the first quarter 2010 due to significant SUMAVEL DosePro launch expenses in that quarter. The decrease in the 2011 quarter was partially offset by higher sales service fees to Astellas and higher general and administrative costs associated with operating as a public company.

Net loss for the first quarter 2011 was $19.0 million, or $0.56 per share, compared to a net loss of $21.5 million, or $16.69 per share, in the first quarter 2010. The majority of the Company’s outstanding shares in the first quarter of 2010 consisted of preferred stock. The weighted average shares outstanding for the first quarter of 2011 reflect the conversion of the preferred stock and issuance of common stock in connection with the Company’s initial public offering in November 2010.

Cash and cash equivalents as of March 31, 2011, were $26.3 million.

2011 Financial Guidance

The Company is reiterating its financial guidance for the full-year 2011:

•	Total revenue is expected to be $46 million to $52 million, which includes $6 million of contract revenue from the Astellas co-promotion agreement
•	Gross margin is expected to be 50% to 60% for 2011, with sequential margin improvement anticipated throughout the year as volume increases
•

Research and development expenses are expected to be consistent with 2010, with spending somewhat more weighted to the first half of the year due to ongoing Phase 3 clinical trials of ZX002 that are expected to conclude in the third quarter of 2011

Conference Call and Web cast

Zogenix will hold a conference call today, May 16, 2011 at 4:30 p.m. ET to discuss financial results and operational highlights for the first quarter ended March 31, 2011.

To participate, please dial 800-599-9816 (USA) or 617-847-8705 (International); participant passcode: 90193791. To access the live web cast please visit the Zogenix Investor Relations website at http://ir.zogenix.com.

A replay of the conference call will be available beginning May 16, 2011 at 8:30 p.m. ET (5:30 p.m. PT) and ending on June 16, 2011 by dialing 888-286-8010 (USA) or 617-801-6888 (International); passcode: 73604707. A replay of the web cast will also be available on the Zogenix Investor Relations website for one month, through June 16, 2011.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the Company’s commercial activities relating to SUMAVEL DosePro, prescription trends, the Company’s financial status and performance, including 2011 financial guidance, the ZX002 development program, and any comments the Company may make about its future plans or prospects in response to questions from participants on the conference call.

About Zogenix

Zogenix, Inc. (NASDAQ: ZGNX), with offices in San Diego and Emeryville, California, is a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain. Zogenix’s first commercial product, SUMAVEL DosePro (sumatriptan injection) Needle-free Delivery System, was launched in January 2010 for the acute treatment of migraine and cluster headache. Zogenix’s lead product candidate, ZX002, is a novel, oral, single-entity controlled-release formulation of hydrocodone currently in Phase 3 clinical trials for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy.

For additional information, please visit www.zogenix.com.

Forward Looking Statements

Zogenix cautions you that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the ability to successfully commercialize SUMAVEL DosePro and its expected sales growth; financial guidance for 2011; the timing of the release of results from the Phase 3 trials for ZX002; the potential for, and timing of, an NDA submission for ZX002; and the potential for ZX002 to be the first approved oral, single-entity controlled release formulation of hydrocodone. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this presentation due to the risk and uncertainties inherent in Zogenix’s business, including, without limitation: the market potential for migraine treatments, and Zogenix’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to SUMAVEL DosePro that could prevent its ongoing commercialization, or that could result in recalls or product liability claims; Zogenix’s dependence on its collaboration with Astellas Pharma US, Inc. to promote SUMAVEL DosePro; the impact of any inability to raise sufficient capital to fund ongoing operations; the ability of Zogenix to ensure adequate and continued supply of SUMAVEL DosePro to successfully meet anticipated market demand; the progress and timing of Zogenix’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the potential for ZX002 to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to ZX002 to delay or prevent regulatory approval or commercialization; the ability of Zogenix and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its products and product candidates and the ability to operate its business without infringing the intellectual property rights of others; and other risks described in Zogenix’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

*Wolters Kluwer Pharma Solutions, Source Pharmaceutical Audit Suite, January 2010 through March 2011.

SUMAVEL (R) and DosePro (R) are registered trademarks of Zogenix, Inc.

Zogenix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Net product revenue	$7,477	$1,902
Contract revenue	1,563	542

Total revenues	9,040	2,444

Operating expenses:
Cost of sales	4,875	2,092
Royalty expense	297	71
Research and development	8,524	3,707
Selling, general & administrative	12,901	13,079

Total operating expenses	26,597	18,949

Loss from operations	(17,557)	(16,505)
Total other income (expense)	(1,419)	(4,961)

Loss before income taxes	(18,976)	(21,466)

Income tax	(7)	—

Net loss	$(18,983)	$(21,466)

Net loss per share, basic and diluted	$(0.56)	$(16.69)

Weighted average shares outstanding, basic and diluted	33,973	1,286

Zogenix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$26,260	$49,172
Trade accounts receivable	3,719	4,474
Inventory	18,252	18,293
Prepaid expenses and other current assets	2,141	2,251

Total current assets	50,372	74,190
Property and equipment, net	15,162	15,434
Other assets	4,645	4,644

Total assets	$70,179	$94,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,918	$5,580
Accrued expenses	10,600	13,043
Revolving credit facility	3,835	3,449
Long-term debt, current portion	5,307	3,519
Deferred revenue	8,157	9,973

Total current liabilities	32,817	35,564
Long-term debt, less current portion	18,061	19,934
Deferred revenue, less current portion	7,814	9,376
Other long-term liabilities	765	660

Total stockholders’ equity	10,722	28,734

Total liabilities and stockholders’ equity	$70,179	$94,268

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INVESTORS:

Zack Kubow | The Ruth Group

646.536.7020 | zkubow@theruthgroup.com

MEDIA:

Jason Rando | The Ruth Group

646.536.7025 | jrando@theruthgroup.com